Exhibit 99.1

National CineMedia, Inc. Appoints Paula Williams Madison to its Board of Directors

Centennial, CO – March 7, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 46.1% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced that Paula Williams Madison has been appointed to its board of directors. Ms. Madison replaces Edward H. Meyer who resigned from the board effective March 3, 2014. Mr. Meyer had served on the Company’s board of directors since its IPO in February 2007.

Ms. Madison is the Chairman and CEO of Madison Media Management LLC, a limited liability company that invests in emerging media, entertainment and communication businesses. From 2011 to 2014, Ms. Madison was Chief Executive Officer of the Los Angeles Sparks, a WNBA professional women’s basketball team. Prior to that role, Ms. Madison served as Executive Vice President of Diversity at NBCUniversal and a Vice President of the General Electric Company. Ms. Madison spent 22 years with NBCUniversal in various leadership positions and prior to that ran several different local affiliate television stations.

Commenting on the director change, Kurt Hall NCM’s Chairman and CEO said, “I would like to thank Ed for all his great work as an NCM director and member of our compensation and governance committees. His deep knowledge of the advertising business and quick mind will be missed.” Mr. Hall continued, “While Ed is truly one of a kind, we are fortunate to have Paula join our NCM Board as her broad knowledge of media and the advertising business will be invaluable as NCM grows and evolves with the changing media landscape.”

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 187 Designated Market Areas® (49 of the top 50) and includes over 19,800 screens (approximately 19,000 digital). During 2013, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 39 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 46.1% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)